Exhibit 99.2
VITRIA TECHNOLOGY, INC.
Moderator: Mike Perry
02-01-06/4:00 p.m. CT
Confirmation # 4465401

VITRIA TECHNOLOGY, INC.
Moderator: Mike Perry
February 1, 2006
4:00 p.m. CT
Operator: Good day everyone, and welcome to today’s Vitria fourth quarter 2005 results conference call. Today’s call is being recorded.
And now for opening remarks and introductionsm I’d like to turn the call over to Mr. Mike Perry. Please go ahead, sir.
Mike Perry: Thank you, operator, and good afternoon. Welcome to our fourth quarter 2005 conference call. I’m Mike Perry, CFO of Vitria. And with me today is Dale Skeen, our Founder and CEO.
I’d like to start today with the customary reminder that statements included in this conference call that are not historical in nature may be characterized as forward-looking under the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates”, “believes”, “intends”, “estimates”, “expects”, and other similar expressions. The company cautions listeners that forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed during the call. The risks and uncertainties are identified and discussed in the company’s latest 10-K and 10-Q filed with the SEC. I strongly recommend that you obtain a copy of our SEC filings from the SEC or from the Vitria Web site and read about these risk factors carefully prior to trading in this stock.

VITRIA TECHNOLOGY, INC.
Moderator: Mike Perry
02-01-06/4:00 p.m. CT
Confirmation # 4465401

Dale will now discuss our results for the fourth quarter, then I’ll provide some additional detail on our financial results for the quarter. And as always, we’ll end our call with your questions. Dale?
Dale Skeen: Thank you, Mike, and good afternoon.
In Q4, our license revenue was $1.8 million and our total revenue was $11.3 million. This resulted in a loss of $1.8 million or about five cents per share for the quarter. Our overall license revenue for Q4 was disappointing, in large part due to several deals slipping out of the quarter. However, we did make significant progress for our business process application goals.
On our last conference call, we said we were optimistic about our prospects for the remainder of the year, as our business process application strategy was beginning to take hold. In the fourth quarter, we closed four new application customers and have seen a large increase in our application pipeline.
Here are a few highlights from Q4 regarding our business process applications. Last quarter, we talked about the partner and customer interest in Resolution Accelerator, an application that helps customers manage their business exceptions, which constitute a significant source of cost and customer dissatisfaction.
In Q4, we saw this interest turning to three new Resolution Accelerator deals, ST D’Andorra, SureWest and Brasil Telecom, Resolution Accelerator in order to substantially reduce business exception costs. Our pipeline for our Resolution Accelerator product is strong and we continue to be optimistic about this important business process application.
Last quarter also we talked about the latest release of our Order Accelerator product, which is our order management application for telcos. In Q4, we closed another new deal for Order

VITRIA TECHNOLOGY, INC.
Moderator: Mike Perry
02-01-06/4:00 p.m. CT
Confirmation # 4465401

Accelerator and, importantly, we also successfully rolled out all of this product to all of our customers that have purchased it earlier in 2005. These customers are seeing powerful benefits. One customer has cut their order provision time from two days to two minutes. Another customer has been able to cut their order management rollout expenses for new markets by 80 percent.
Last quarter, we also announced a co-development agreement with Blue Cross Blue Shield of Arizona. This engagement remains on schedule for Q1 and represents our first production customer for our Smart Gateway for Healthcare product. Smart Gateway provides intelligent interoperability among major healthcare payers and their healthcare providers and partners, thereby reducing administrative costs, processing times and error rates.
Looking forward into 2006, we will be introducing important business process applications for the manufacturing and supply chain marketplace as well as expanding our telco and healthcare application suites. We expect that these new product introductions will drive continued pipeline growth and licensed revenue.
In the integration platform business, our revenues tend to be lumpy because of our reliance on a few large transactions. Unfortunately, in Q4, the slippage of a few large deals caused our overall license revenues to be disappointing. However, these sales were not lost to competitors and remain in our pipeline.
Additional highlights for Q4 include a number of integration platform customers may repeat license purchases, including the U.S. Army, Veterans’ Health Administration, Brasil Telecom and LG Telecom.
We continue to successfully sell our business activity monitoring products, known as Cockpit & Analyzer, as a complement to our integration platform.

VITRIA TECHNOLOGY, INC.
Moderator: Mike Perry
02-01-06/4:00 p.m. CT
Confirmation # 4465401

We renewed our partnership relationship with CMR Consulting in Europe and announced the opening of the first Vitria Center of Excellence in Madrid, Spain.
And our support renewal rates continue to be over 90 percent, which shows continued commitment by our customers to Vitria’s roadmap of products and solutions.
Over the past several months, we have significantly enhanced our senior staff and board by adding seasoned executives who can help build on our business process application success. Harry Van Wickle joins Vitria as our chairman of the board. Harry has a wealth of experience in high tech manufacturing, and most recently Harry was instrumental in the successful transition of Komag, the leading independent supplier of thin film disks to sustainable and profitable business models.
Eric Boduch has joined Vitria as our V.P. of Marketing. Eric is an experienced enterprise software experience with both startup and public company experience. Eric will be a key part of enabling Vitria to establish market leadership in this emerging business process application marketplace.
And Bernard Sanchez joins Vitria as our V.P. of North American sales. Bernard, a former executive vice president of SAP, brings a strong background in enterprise sales along with domain knowledge of manufacturing to Vitria sales management.
We are excited about the additional strength these new Vitria team members bring and see their desire to join Vitria as an additional validation of the market opportunity for our business process applications.

VITRIA TECHNOLOGY, INC.
Moderator: Mike Perry
02-01-06/4:00 p.m. CT
Confirmation # 4465401

Finally, we continue to improve our operational execution with an eye on profitability. And while we are bullish on the market opportunity for our applications, we will continue to run our business with a very conservative cost structure.
Before I turn the call back over to Mike for a discussion of our financial results for the quarter, I would like to recap a few main points.
First, our business process application strategy has translated into four deals this quarter and has increased our pipeline for 2006.
Second, we have executed well on the product roadmap for business process applications and we expect to see additional growth from new manufacturing supply chain offerings as well as our expansion of our telecommunications and healthcare offerings.
Third, we have significantly strengthened our management team with the addition of seasoned executives in the marketing, sales and business.
And fourth, we are committed to strict cost management and sizing our business operations to our market opportunity.
With that, I’d like to turn the call back to Mike.
Mike Perry: Thanks, Dale. Before we take your questions, I’d like to make a few additional comments about our financial results for the fourth quarter.
A key part of our business is license sales, of course. And we’re disappointed to have to report that we had only $1.8 million in license sales during the fourth quarter. We’re glad to be able to say, however, that four of the five largest license deals that we did during the quarter were for the

VITRIA TECHNOLOGY, INC.
Moderator: Mike Perry
02-01-06/4:00 p.m. CT
Confirmation # 4465401

new BPA products and that these four deals accounted for more than 40 percent of our licensed business during the quarter.
We take this as good evidence that our BPA strategy is beginning to take hold. And we believe that this trend will strengthen during the current quarter and throughout the remainder of 2006.
Although these BPA deals happen to be with existing customers, we also landed two new customers for our BusinessWare product, both of which were non-U.S. telecom companies. We’re also happy to report that we have now closed one of the deals that Dale referred to that slipped from the fourth quarter. It’s a large deal and gets us off to a good start in 2006.
Overall, about 60 percent of our licensed business was done outside the U.S. during the fourth quarter, which is roughly consistent with the trend in earlier quarters of 2005.
With respect to industry categories, about 60 percent of our licensed business was done with telco companies and the next largest category was finance, with about 20 percent of the licensed business. We didn’t sell any licenses to healthcare companies in the fourth quarter, but we do expect such healthcare deals beginning in the second quarter of this year when the HIPAA Smart Gateway product, now in co-development with Blue Cross Blue Shield of Arizona, will become generally available.
Moving to the other revenue segments, our services revenue during the fourth quarter was $9.5 million, which is approximately the same as it was during the third quarter of 2005, but is about $1.5 million below the level of service revenue in the fourth quarter of last year. About $6.2 million of our service revenue was from support and training, which is consistent with the equivalent numbers over the past several quarters.

VITRIA TECHNOLOGY, INC.
Moderator: Mike Perry
02-01-06/4:00 p.m. CT
Confirmation # 4465401

With the level of support and training revenues remaining fairly constant despite our weak showing in license sales, this demonstrates the loyalty and enthusiasm our existing customers have for our products. The remainder of the services revenue, approximately $3.4 million, is from professional services engagements. This amount is somewhat higher than it was during the third quarter but is below the $4 million to $4.5 million level of previous quarters. This is partly because we have several larger fixed priced contracts that were sold at lower billing rates and partly because there is a general pressure on billing rates throughout the industry.
Finally, with fewer license transactions we had fewer new consulting contracts. And in the face of this set of conditions we continue to focus on delivering these professional services using offshore resources, which will help us maintain our professional services margin with no decline in the quality of those services to our customers.
Our gross profit for the fourth quarter was $6.7 million or 59 percent of sales, which is consistent with the quarter in which our high margin license revenues make up a smaller percentage of the total.
With respect to operating expenses, we’re pleased to be able to continue to demonstrate the results of our cost control efforts. For the fourth quarter we see the full effect of the 15 percent headcount reduction we undertook in the second quarter and we have been careful to cut costs in other areas where we can do so without compromising our product development or our selling efforts.
Our core operating expense during the fourth quarter, which excludes $122,000 in non-cash stock-based compensation and restructuring charges as well as $108,000 in cash severance costs, was $8.7 million in the fourth quarter. This is down significantly from the $10.1 million in the third quarter and is down even more substantially from between $12 million and $13 million in each of the first two quarters of 2005.

VITRIA TECHNOLOGY, INC.
Moderator: Mike Perry
02-01-06/4:00 p.m. CT
Confirmation # 4465401

The loss for the quarter is $1.8 million or five cents a share, which is about the same as in the third quarter of the year but is significantly wider than the $500,000 loss in the fourth quarter of last year when license sales were a higher proportion of total sales than they were in the fourth quarter this year.
Turning to the balance sheet, we ended the quarter with $61.5 million in cash, which means that our cash burn during the quarter was $3.8 million. This level of cash burn is better than in the third quarter’s $5.9 million by over $2 million and is only $600,000 higher than the cash burn in the fourth quarter of 2004 due to the success of our cost control efforts, even as compared with the quarter that had much higher license sales.
The fourth quarter of 2005 cash burn results from the $1.9 million loss, $1.5 million in disbursements to cover restructured leases, with the remainder coming from working capital changes as a result of lower license revenues and a seasonal decline in deferred revenue and a small amount of capital expenditures.
I hope this has given you some additional insight into our fourth quarter. And we’ll now take your questions. Operator?
Operator: The question-and-answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key followed by the digit one on your touch-tone telephone. If you’re using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. We will proceed in the order that you signaled us and we’ll take as many questions as time permits. Once again, please press star one on your touch-tone telephone to ask a question.
We’ll have our first question from Steve Sullivan, Horizon Financial.

VITRIA TECHNOLOGY, INC.
Moderator: Mike Perry
02-01-06/4:00 p.m. CT
Confirmation # 4465401

Steve Sullivan: Yes. Several things. First off, Mike, can you give us a sense in the real estate obligations going forward at Costa, something you had this quarter? When does that start tailing off?
Mike Perry: Yes. It starts trailing off in the second quarter of this year. It’ll still be the $1.5 million in the current quarter. And we will start — some of those obligations will start lapsing in May of this year. And we will have a run rate starting in the third quarter of the year of somewhere around, perhaps a little less than, half of that $1.5 million.
Steve Sullivan: OK. Second question — what’s the NOL level in the company right now?
Mike Perry: It’s a little north of $200 million.
Steve Sullivan: Two hundred million? OK. And what’s the headcount?
Mike Perry: Headcount at the end of the quarter was just under 250.
Steve Sullivan: Two hundred fifty. Where was that, say, a quarter or two ago?
Mike Perry: Our high point during the year was just under 300 at the end of the second quarter, at which time we announced a 15 percent reduction in headcount. And we actually beat that by the end of the year.
Steve Sullivan: OK and Dale, can you kind of go over the opportunity in the healthcare area going into the HIPAA opportunity in the second quarter?
Dale Skeen: Yes, I’d be happy to.

VITRIA TECHNOLOGY, INC.
Moderator: Mike Perry
02-01-06/4:00 p.m. CT
Confirmation # 4465401

The thrust of that opportunity is our Smart Gateway product, which is — really focuses on interoperability. As you’re probably aware of, in the healthcare space interoperability between payers and providers for both clinical and for administrative data is increasing. There’s increased pressure at the congressional level for the exchange of electronic medical records down to increased pressures at really the operational level and the payers to improve their first pass rates and reduce their errors, in which more electronic interoperability can assist in.
So, this is why we think the Gateway — the Smart Gateway for Healthcare, why it is at the middle of the strong business drivers.
So, in a nutshell, what we’re going out with is — with our co-development effort with Arizona, we’ll have a complete Gateway product for HIPAA that will manage the business transactions in an interactive basis. Right now it’s what we call a store and forget basis. You’d throw something over the fence and if it took it took, if it didn’t, well, tough luck, but intelligent interactions that will allow for repair of, for example, bad claims and would also set the backbone for clinical information as well.
That — as we said, we complete that co-development in Q1 of this year. And that will be available for general availability in Q2 of this year. And that is sort of the backbone of our strategy going forward. That plays very well with our Resolution Accelerator, which assists with fail claims or business exceptions on claims once it’s already been passed, for example, from provider to payer.
Steve Sullivan: The second question for you Dale. Can you kind of give us a sense on what happens as far as these slippages? Was it signatures or more tests or — a little more color there on why this occurred again this quarter.

VITRIA TECHNOLOGY, INC.
Moderator: Mike Perry
02-01-06/4:00 p.m. CT
Confirmation # 4465401

Dale Skeen: It wasn’t a slippage of signatures, but there were — what we have seen is, generally speaking, probably more scrutiny at our customers’ levels on looking at large deals. An example would be that a very substantial integration platform deal which had been scheduled to close by end of quarter our customer did not have the quarter they expected and decided to postpone that deal.
Now, they — it’s not clear whether they’ll go ahead with what we call an ELA, which is an enterprise license agreement, or whether they will buy the drink, as we say. Over time, if they buy by the drink we think we’ll still get the value or perhaps even greater value. However, what we’ve seen is on the customer basis, especially for the large deals, less of reluctance to sign them and more looking at paying by the drink.
Steve Sullivan: Is the pipeline growing? Can you give us some — not quantitative but some color on the pipeline from what your vantage point, realizing things come and go, pipeline?
Dale Skeen: Yes. I consider that we really have two businesses. One is the integration platform business and then the other one is the business process application business, which of course, builds on top of the integration platform.
What I would say with the integration platform business is that it is — and our goal for this year is to really stabilize that business. It’s been declining in revenue, as you’re aware of, over the past few years. Currently we have about 2.5X to 3X in the pipeline what we forecast for the next few quarters. So, we believe that there is enough in the pipeline to stabilize this business. And it’s our intent for the quarter.
Now, we don’t expect the pipeline to change substantially over time. The goal there, as I said, is more stabilize the business.

VITRIA TECHNOLOGY, INC.
Moderator: Mike Perry
02-01-06/4:00 p.m. CT
Confirmation # 4465401

The other pipeline is really the business process application pipeline. And that’s where we’ve seen the growth in the pipeline. And this is why we were optimistic about Q4 despite the relatively lower revenue. That has been increasing. We did, of course, a launch — I’m sorry, we did customer conferences in Q4 that talked about this. And actually two of the four deals were, we believe, influenced heavily by those customer conferences. We are also doing a number of demand generation programs starting this quarter for those. And so, we’re starting to see that pipeline grow across all industries, including healthcare and telecom.
Steve Sullivan: OK. Thank you very much.
Operator: And again if you’d like to ask a question, please press star one at this time. Again, it’s star one to ask a question. And we’ll pause for a moment.
And we’ll go back to Steve Sullivan, Horizon Financial.
Steve Sullivan: I guess I’m the only one on this call.
Mike, can you give us a sense on costs going forward? I know you guys don’t like to give guidance, per se. But can you give us a sense on is there any more opportunities in the cost structure or where you see that kind of color basis going?
Mike Perry: Yes. I don’t want to give guidance, per se, but I’ll give you a few bullet points to think about.
At the beginning of the year, of course, you have payroll tax costs that you don’t have at the end of the year because you’ve gone over the statutory maximums. And so, you’ve got a little bit of that kicking in.

VITRIA TECHNOLOGY, INC.
Moderator: Mike Perry
02-01-06/4:00 p.m. CT
Confirmation # 4465401

We are, as I’ve said, continuing to offshore the proportion of professional services work that we can do, which will lower the costs of fulfilling those services obligations to our customers. And we continue to do so in — to some extent in our support area and certainly in our engineering area.
We announced a 15 percent cut in headcount during the — I think this conference call covering the first quarter of 2005. And we don’t have a similar announcement of any kind like that to make today.
Steve Sullivan: OK. The second question for you, Mike. You suggested $750,000 run rate. I think it was — you said the May — come May on the lease ...
Mike Perry: You will not — you won’t see the full effect of that until the third quarter, but it starts in May.
Steve Sullivan: When does that finally tail all the way off? How long?
Mike Perry: Well, unfortunately, at least one of those goes through — goes for another seven years.
Steve Sullivan: OK. Thank you again.
Mike Perry: OK.
Steve Sullivan: Good luck.
Operator: We’ll have our next question from Mordy Pluchenik, Corsair Capital.
Mordy Pluchenik: Good afternoon, guys. In your 8-K a few weeks ago you discussed the strategic committee for exploring alternatives. Can you discuss when this committee was formed and what the possible alternatives may be?

VITRIA TECHNOLOGY, INC.
Moderator: Mike Perry
02-01-06/4:00 p.m. CT
Confirmation # 4465401

I have a follow-up to that.
Dale Skeen: The strategic committee was formed just a few days before that announcement went out. And it’s a committee of the board that’s been formed to take a broad look at Vitria’s strengths and opportunities and to guide the company toward considering alternatives that might make the company more valuable. This is a normal responsibility for public company boards, and some boards choose to address this as a full board. Some boards choose to address this as a committee within the board, and we chose the latter.
Mordy Pluchenik: OK. And the follow-up to that is at some point when you guys make a decision to either to do something or not to do something do you explore the, I guess, opportunity to buy back stock or use your cash for other things?
Dale Skeen: We do. We have — at all points in time we explore these opportunities. Specifically, we’ve been asking for the opportunity by initiating a program to repurchase the company’s stock. We have considered that — definitely considered that an alternative. And we believe at this point in time our financial resources are best used to prepare the company for our future growth and continued operations. However, let me assure you that as the environment changes or opportunity changes or our options for strategic partnering changes, we will reconsider these decisions.
Mordy Pluchenik: Great. Thank you.
Operator: And that does conclude our question-and-answer session today as well as our conference call. We would like to thank all of you for joining the Vitria fourth quarter 2005 results conference call. You may disconnect at this time. We do appreciate your participation.
END